As filed with the Securities and Exchange Commission on June 20, 2013
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)
__________________________

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2195389 (I.R.S. Employer Identification No.)

One Penn Square
Lancaster, PA 17604
(717) 291-2411
(Address, including zip code, and telephone number
including area code, of registrant’s principal executive offices)

E. Philip Wenger
Chairman, President and Chief Executive Officer
Fulton Financial Corporation
One Penn Square
Lancaster, PA 17604
(717) 291-2411
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Copies to:
Kimberly J. Decker, Esq.
Barley Snyder LLP
126 East King Street
Lancaster, PA 17602
(717) 299-5201
__________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock				$0
Preferred Stock				$0
Junior Subordinated Debt Securities				$0
Guarantees				$0
(1) An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2) In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee.

PROSPECTUS
FULTON FINANCIAL CORPORATION
COMMON STOCK
PREFERRED STOCK
JUNIOR SUBORDINATED DEBT SECURITIES
GUARANTEES

We may offer from time to time common stock, preferred stock, junior subordinated debt securities and guarantees.  Specific terms of these securities will be provided in supplements to and/or free writing prospectuses accompanying this prospectus.  This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and a pricing supplement, if any.  You should read this prospectus and any supplement and/or free writing prospectus accompanying this prospectus carefully before you invest.  We may sell the securities to or through underwriters, and also to other purchasers or thought agents.  The names of the underwriters will be stated in the prospectus supplements and other offering material.  We may also sell securities directly to investors.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FULT.” Any common stock that we sell pursuant to any supplement to this prospectus will be listed for quotation on the Nasdaq Stock market upon official notice of issuance.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 1 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement or free writing prospectus accompanying this prospectus.

The securities offered hereby are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in these securities involves investment risk, including the possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
FORWARD-LOOKING STATEMENTS	1
EXPERTS	1
LEGAL MATTERS	1
WHERE YOU CAN FIND MORE INFORMATION	2

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we or any selling security holder may sell any combination of securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering and the securities being sold in that offering. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf, together with additional information described below under the heading “Where You Can Find More Information”.

The registration statement references exhibits and other information that is not contained in this prospectus. We will file a form of underwriting agreement, preferred stock certificate, deposit agreement, depositary share, warrant agreement, purchase contract agreement, and unit agreement by means of a post-effective amendment to this registration statement or under cover of a Current Report on Form 8-K in connection with any issuance of such securities. Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus concerning the provisions of any document are intended to be summaries. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below under the heading “Where You Can Find More Information”.

_________________

You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these or any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Fulton Financial,” “Fulton,” “the Company,” “we,” “us,” “our” or similar references mean Fulton Financial Corporation and its subsidiaries.

ii

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contain various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Many factors could affect future financial results including, without limitation:

    • the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;

    • the effect of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;

    • the effect of competition on rates of deposit and loan growth and net interest margin;

    • increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets;

    • non-interest income growth, including the impact of potential regulatory changes;

    • investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

    • the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses, amortization of intangible assets and goodwill impairment;

    • the impact of increased regulatory scrutiny of the banking industry;

    • the increasing time and expense associated with regulatory compliance and risk management;

    • the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd-Frank Act;

    • capital and liquidity strategies, including the expected impact of the capital and liquidity requirements proposed by the Basel III standards;

    • operational risk, i.e. the risk of loss resulting from human error, inadequate or failed internal processes and systems, outsourcing arrangements, compliance and legal risk and external events; and

• acquisition and growth strategies, including the impact of a less robust merger and acquisition environment in the banking industry and increased regulatory scrutiny.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accountant firm, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

In connection with particular offerings of securities in the future, the validity of those securities, will be upon for Fulton Financial by the law firm of Barley Snyder, LLP, or others named in the applicable prospectus supplement, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

1

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. We also maintain an Internet site that contains information about us. The address of that site is www.fult.com. Information contained in our Internet site is not incorporated by reference into this prospectus, and you should not consider information contained in our Internet site as part of this prospectus.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information contained in the documents we file (SEC File No. 000- 22537-01) with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than filings or portions of filings that under applicable SEC rules are furnished instead of filed) we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this prospectus is no longer deemed effective.

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed February 28, 2013.
•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed May 9, 2013.
•
Our Current Reports on Form 8-K filed on January 2, 2013, January 3, 2013, January 15, 2013, January 17, 2013, February 7, 2013, February 11, 2013, February 12, 2013, March 22, 2013, April 16, 2013, April 29, 2013, May 3, 2013, May 10, 2013, May 17, 2013 and May 20, 2013.

•	The description of Fulton Financial common stock contained in our registration statement on Form 8-A filed with the Commission on July 3, 1989, as amended.

Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in an applicable prospectus supplement or free writing prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at the following address: Fulton Financial Corporation, One Penn Square, Lancaster, PA 17604,  Attention: Daniel R. Stolzer, Esq., Corporate Secretary. You may also telephone (717) 291-2411.

2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is a statement of the estimated expenses to be incurred by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts, commissions and transfer taxes.

Securities and Exchange Commission Registration Fee	$	*
Blue Sky Fees and Expenses		$(1)
Stock Exchange Listing Fee		$(1)
Legal Fees and Expenses		$(1)
Accounting Fees and Expenses		$(1)
Transfer Agent Fees and Expenses		$(1)
Rating Agency Fees		$(1)
Trustee’s and Depositary’s Fees and Expenses		$(1)
Printing and Engraving Expenses		$(1)
Miscellaneous		$(1)
Total		$(1)

* To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

(1) These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time. An estimate of the amount of expenses will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Fulton Financial Corporation provide for (1) indemnification of directors, officers, employees and agents of Fulton Financial Corporation and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fulton Financial Corporation.

Item 16. Exhibits

The list of exhibits is incorporated herein by reference to the Exhibit Index following the signature pages. That Exhibit Index is hereby incorporated by reference in this Item 16.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(i)(ii) and (a)(1)(iii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on this 18th day of June, 2013.

FULTON FINANCIAL CORPORATION
(Registrant)

By:           /s/ E. Philip Wenger
E. Philip Wenger
Chairman, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joe N. Ballard Joe N. Ballard	Director	June 18, 2013
/s/ John M. Bond, Jr. John M. Bond, Jr.	Director	June 18, 2013
/s/ Craig A. Dally Craig A. Dally	Director	June 18, 2013
/s/ Denise L. Devine Denise L. Devine	Director	June 18, 2013
/s/ Patrick J. Freer Patrick J. Freer	Director	June 18, 2013
/s/ George W. Hodges George W. Hodges	Director	June 18, 2013
/s/ Albert Morrison III Albert Morrison III	Director	June 18, 2013
/s/ R. Scott Smith, Jr. R. Scott Smith, Jr.	Director	June 18, 2013
/s/ Gary A. Stewart Gary A. Stewart	Director	June 18, 2013
/s/ Ernest J. Waters Ernest J. Waters	Director	June 18, 2013
/s/ E. Philip Wenger E. Philip Wenger	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2013

/s/ Michael J. DePorter Michael J. DePorter	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 18, 2013
/s/ Charles J. Nugent Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 18, 2013

EXHIBITS

Item 16. Exhibits.

Exhibit	Number Description
1	Form of Underwriting Agreement relating to the securities offered by this registration statement (1)
4.1
An Indenture entered into on March 28, 2005 between Fulton Financial Corporation and Wilmington Trust Company as trustee, relating to the issuance by Fulton of $100 million aggregate principal amount of 5.35% subordinated notes due April 1, 2015 – Incorporated by reference to Exhibit 4.1 of the Fulton Financial Corporation Current Report on Form 8-K dated March 31, 2005.

4.2
Purchase Agreement entered into between Fulton Financial Corporation, Fulton Capital Trust I, FFC Management, Inc. and Sandler O’Neill & Partners, L.P. with respect to the Trust’s issuance and sale in a firm commitment public offering of $150 million aggregate liquidation amount of 6.29% Capital Securities – Incorporated by reference to Exhibit 1.1 of the Fulton Financial Corporation Current Report on Form 8-K dated January 20, 2006.

4.3
First Supplemental Indenture entered into on May 1, 2007 between Fulton Financial Corporation and Wilmington Trust Company as trustee, relating to the issuance by Fulton of $100 million aggregate principal amount of 5.75% subordinated notes due May 1, 2017 – Incorporated by reference to Exhibit 4.1 of the Fulton Financial Corporation Current Report on Form 8-K dated May 1, 2007.

5.1	Opinion of Barley Snyder LLC re: legality (2)
12	Statements re: Computation of Ratios (1)
23.1	Consent of KPMG LLP (2)
23.2	Consent of Barley Snyder LLC (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney of certain officers and directors (included as part of the signature page hereof)

(1)           To be filed subsequently on Form 8-K or by a post-effective amendment at the time information as to the distribution of each identified class of securities being registered is included in a prospectus supplement in accordance with Rule 430B.
(2)           Filed herewith.